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                                                                     EXHIBIT 4.1



                                  EGROUPS, INC.
                             A DELAWARE CORPORATION

NUMBER <<CERTNUMBER>>                                    *<<NOOFSHARES>>* SHARES
                                                                COMMON STOCK


        This certifies that <<NAME>> is the record holder of <<NOOFSHARES>> shares of COMMON STOCK of EGROUPS INC. transferable only on the books of said corporation by the holder, in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned.

        This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and the Bylaws of the corporation and any amendments thereto, a copy of which is on file at the officer of the corporation and made part hereof as fully as though the provisions of the Certificate of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents.

        The corporation will furnish without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

        WITNESS, the Seal of the corporation and the signatures of its duly authorized officers this <<Day>> day of <<Month>>, 2000.



-----------------------------------          -----------------------------------
Marjorie Sennett, Chief Financial            Michael Klein, President
Officer